Exhbit 99.1 - Press Release

IPOWorld (IPOW) Applies to Upgrade Its Securities to OTCQB

ESCONDIDO, Calif.--(BUSINESS WIRE)-- IPOWorld (the "Company") (OTCPink:IPOW), a developer of integrated solutions for the cannabis industry, announced today that it has applied to upgrade its securities to OTCQB®, the venture marketplace for U.S. and global companies operated by OTC Markets Group. Currently, IPOWorld’s stock is traded under the ticker IPOW on OTCPink®, the open marketplace also operated by OTC Markets Group. Securities traded on OTCQB benefit from greater exposure to the investment community and real-time price transparency for investors.

"Pursuant to recent and unanimous approval by the Board of Directors, I'm pleased to announce that we have filed the required documentation to upgrade our stock to OTCQB," stated Edward Heckerson, IPOW Chief Executive Officer and Chairman of the Board. "Moving IPOW to a premier marketplace is a natural evolution in our strategy of improving the visibility of our stock to institutional and retail investors and is another step toward our objective to move the Company closer to a listing on a major exchange."

In making the announcement, Mr. Heckerson cautioned that the Company's application is currently under review and that the upgrade could be subject to delays, revisions or non-acceptance by officials at OTC Markets Group.

The OTCQB® Venture Marketplace is for entrepreneurial and development stage U.S. and International companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process. These standards provide a strong baseline of transparency, as well as the technology and regulation to improve the information and trading experience for investors.

"Our drive to upgrade to OTCQB further demonstrates our commitment to higher disclosure standards to our shareholders, potential investors and the customers we serve," stated Mr. Heckerson. "Bringing greater transparency of our operations and improved visibility of our stock to the investment community is a critical component of fulfilling our mission of providing smart solutions to the cannabis industry."

About IPOWorld

IPOWorld is an emerging growth company focused on creating a portfolio of assets that service the cannabis industry. We provide branding, colocation and security services to licensed cannabis production and processing clients.

For further information about IPOWorld, visit www.ipoworld.com, read our SEC filings at http://ipoworld.com/investors.php and subscribe to our Company Alerts at http://ipoworld.com/contact.php to receive company news and shareholder updates.

Safe Harbor Statement:

Some of the statements in this release may constitute forward-looking statements under federal securities laws. Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.

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Investor Relations & Media Contact:
IPOWorld
Edward Heckerson, 719-445-1234
investors@ipoworld.com
Website: www.ipoworld.com

Source: IPOWorld